Exhibit 10.75

Technology License and Joint Development Agreement

THIS AGREEMENT is entered into this December 10, 2002, by and between Jeecom, Inc., a Japanese corporation, whose address is 6F Beniya Bldg. 3-4 Koujimachi, Chiyoda-ku, Tokyo, Japan ("Licensor"), and Digital Video Systems, Inc., a Delaware corporation which will do business in California as DV Systems, Inc., whose address is 1731 Technology Drive, Suite 810, San Jose, California 95110 ("Licensee").

WITNESSETH:

WHEREAS, Licensor is engaged in the business of designing and developing computer-related software systems and related products and has, over the years, acquired and developed substantial and valuable technical knowledge, know-how, and experience in the design and development of such systems and products; and

WHEREAS, Licensee desires to engage in the business of designing, developing, and selling new products and utilize Licensor's technology in the design, development, and sale of such products; and

WHEREAS, Licensor and Licensee intend to jointly develop a product tentatively called Personal Interactive Kiosk (hereinafter referred to as "PIK" or "Product" or "Products"), an integrated hardware/software combination product, which will consist primarily of the following components:

A. The Licensed Technology (as defined in Schedule A to this Agreement), whether now known or hereinafter developed by Licensor, is the computer software that enables interactivity between the server and the mobile device;

B. The MPEG AV technology ("MPEG Technology"), whether now known or hereinafter developed by Licensee, is the computer software that enables the coding and decoding of audio visual content;

C. The hardware device, which will be designed and/or sourced by Licensee and will contain a telephone, PDA, keypad, and other functions as deemed necessary; and

WHEREAS Licensor and Licensee believe it is in their mutual interest and desire to enter into an agreement whereby Licensee would use Licensed Technology in the manufacture and sale of the Product pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

    LICENSE

      Licensor hereby grants to Licensee and its sublicensees an exclusive, nonassignable, right and license to use Licensed Technology in order to manufacture, process, prepare, and sell the Product in the Licensed Territory (as defined in Schedule A) for the Licensed Term (as defined in Schedule A) but subject to the reservation and license-back in Paragraph 2 below. Licensee may grant sublicenses to third parties under the Agreement with the approval of Licensor, which approval shall not be unreasonably withheld.

      The rights and license being conveyed to Licensee include the right to export Product or to otherwise use the Licensed Technology in any country within the Licensed Territory.

      Licensor hereby grants to Licensee and its sublicensees, for the term of this Agreement, a non-exclusive license to market and sell Licensor's existing products, including but not limited to MBI, Fusion, I-Grab, and Stargate, on preferential terms if Licensee so desires. Licensor and Licensee will agree upon the specific terms of this non-exclusive license under a separate agreement.

    RESERVATION AND LICENSE-BACK

      The license granted in Paragraph 1 of this Agreement is subject to a reserved nonexclusive, nonassignable license or right to sell Licensed Technology in Licensor, more specifically Licensor reserves the right to sell the software developed for Product as a standalone software product however Licensor shall agree to not sell Licensed Technology as a standalone software product until the earlier of January 31, 2004 or the termination of this Agreement.

      In addition, Licensor shall acquire a nonexclusive, nonassignable license from Licensee to the MPEG Technology, which Licensor may sell in conjunction with Licensed Technology in its current or future software products. Licensor shall pay Licensee forty percent (40%) of the income or compensation received by Licensor that is attributable to the combined value of Licensed Technology and MPEG Technology. Licensor shall agree to not sell the MPEG Technology until the earlier of January 31, 2004 or the termination of this Agreement.

    TERM

    This Agreement shall be effective as of the date of execution by both parties and shall extend for the period set forth in Schedule A under the Licensed Term.

    COMPENSATION

      In consideration for the licenses granted hereunder, Licensee agrees to pay to Licensor the Royalty recited in Schedule A.

      Should Licensee grant any sublicenses, Licensee shall pay Licensor forty percent (40%) of the total income or compensation received by such sublicensees.

      The Royalty owed Licensor shall be calculated on a semi- annual calendar basis ("Royalty Period") and shall be payable no later than twenty (20) days after the termination of the preceding full semi-annual period, i.e., commencing on the first (1st) day of January, except that the first and last semi-annual calendar periods may be "short," depending on the effective date of this Agreement.

      For each Royalty Period, Licensee shall provide Licensor with a written royalty statement in a form acceptable to Licensor. Such royalty statement shall be certified as accurate by a duly authorized officer of Licensee reciting, on a country-by-country basis, the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns, and reportable sales for Product. Such statements shall be furnished to Licensor regardless of whether any Products were sold during the Royalty Period or whether any actual Royalty was owed.

      Licensee agrees to pay to Licensor a Development Fee in the amount recited in Schedule A.

      A Royalty obligation shall accrue upon the sale of Product and the time of collection by Licensee. A Product shall be considered "sold" when such Product is actually paid for.

      The receipt or acceptance by Licensor of any royalty statement or payment shall not prevent Licensor from subsequently challenging the validity or accuracy of such statement or payment.

      Licensee's obligations for the payment of Royalties shall survive expiration or termination of this Agreement and will continue for as long as Licensee continues to sell the Product.

      All payments due Licensor shall be made in U.S. currency by bank wire transfer, unless otherwise specified by Licensor.

    RECORD INSPECTION AND AUDIT

      Licensor shall have the right, upon reasonable notice, to inspect Licensee's books and records and all other documents and material in Licensee's possession or control with respect to the subject matter of this Agreement. Licensor shall have free and full access thereto for such purposes and may make copies thereof.

      In the event that such inspection reveals an underpayment by Licensee of the actual Royalty owed Licensor, Licensee shall pay the difference, plus interest calculated at the rate of one-half of one percent (1/2 of 1% - .5%) per month.

      All books and records relative to Licensee's obligations hereunder shall be maintained and made accessible to Licensor for inspection at a location in the United States for at least two (2) years after termination of this Agreement.

    LICENSOR'S OBLIGATIONS

      Beginning upon the effective date of this Agreement, Licensor shall meet with and provide Licensee with such technology relating to the installation and operation of software, hardware, equipment, materials, object codes, specifications, designs, manufacturing and processing procedures, methods, layout, and the like that Licensor believes Licensee may require in order to manufacture and sell the Product in the Licensed Territory.

      Licensor shall also provide Licensee, at its place of manufacture, such technical and other qualified experts for developing the Product and for assisting Licensee on any problems or matters that require on- the-spot assistance. In such event, Licensee shall pay all travel and out-of- pocket expenses incurred by any such Licensor personnel, it being understood that the salaries of the experts shall be the responsibility of Licensor.

      At the request of Licensee, Licensor shall train at least three (3) employees of Licensee at Licensor's facility. Expenses and salaries of Licensee personnel sent to Licensor by Licensee for training shall be borne by Licensee.

      Licensor represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict with such grant.

      Licensor further represents and warrants that it has no actual knowledge that the Licensed Technology infringes any valid rights of any third party.

    CONFIDENTIALITY

      Licensee recognizes that Licensed Technology is the proprietary and confidential property of Licensor. Accordingly, Licensee shall not, without the prior express written consent of Licensor, during the term of this Agreement and for two (2) years thereafter, disclose or reveal to any third party or utilize for its own benefit other than pursuant to this Agreement, any such Licensed Technology provided by Licensor concerning Product, provided that such information was not previously known to Licensee or to the general public. Licensee further agrees to take all reasonable precautions to preserve the confidentiality of Licensed Technology and shall assume responsibility that its employees, and sublicensees will similarly preserve this information against third parties. The provisions of this clause shall survive termination of this Agreement.

      Licensee shall not cause or permit reverse engineering of any proprietary and confidential information or recompilation or disassembly of any software programs which are part of Licensed Technology.

      Licensee shall assure that the same standard of care, but no less than a reasonable degree of care, that Licensee uses to protect its own confidential information shall be assumed by any and all sublicensees of Licensee for the Licensed Technology.

      Licensee agrees that any breach of this confidentiality will cause Licensor substantial and irreparable damages, and therefore, in the event of any such breach, in addition to other remedies which may be available, Licensor shall have the right to seek specific performance and other injunctive and equitable relief.

    IMPROVEMENTS

    During the term of this Agreement, each party shall advise the other party of any technical improvements and inventions relating to Licensed Technology and the Product. All such improvements shall become the property of the Licensor, and Licensee agrees to execute any and all documents requested by Licensor in order to perfect Licensor's right in same. All new technologies developed by the parties under this Agreement shall become the property of the developing party, and if necessary the other party agrees to execute any and all documents requested by the developing party in order to perfect the developing party's right in same. If any such new technology is developed as a result of a joint effort of the parties or a joint development of their individual technologies, then any such new jointly developed technology shall become co-owned by the parties, and each party agrees to execute any and all documents requested by the other party in order to perfect their joint ownership rights.

    LICENSEE'S OBLIGATIONS

      Licensee represents that it has the financial resources and business operations that will enable it to develop, manufacture, distribute, sell, and otherwise reasonably commercialize the Product throughout the Licensed Territory, and that it shall, during the term of this Agreement and any renewal thereof, use its best efforts to promote the distribution and sale of Product in the Licensed Territory. Licensee further agrees that it will, in good faith and with reasonable diligence, conduct all operations including development, manufacturing, marketing, distribution, and sale of Product in accordance with the highest standards of business customs of the industry and that it will endeavor to sell Product throughout the Licensed Territory, utilizing its skill and resources in such effort to the extent that high standards of business practice and judgment dictate.

      Licensee shall fully comply with the marking provisions of the intellectual property laws of the applicable countries in the Licensed Territory.

      Licensee represents and warrants that it has the right and power to enter this Agreement and that there are no other agreements with any other party in conflict with this Agreement.

    PERMITS

      In the event that Licensed Technology is to be used in foreign countries by Licensee or its sublicensees, this Agreement is subject to the obtaining of all necessary permits required by the laws of that particular country. Licensee shall take all steps necessary for obtaining from the appropriate governmental authority all approvals and permits necessary to carry out the terms of this Agreement.

      Licensor shall cooperate with Licensee relative to supplying any information and material necessary for the approvals and consents of the appropriate governmental authority.

    TERMINATION

    The following termination rights are in addition to the termination rights, which may be provided elsewhere in the Agreement:

      Immediate Right of Termination. Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee in the event that Licensee does any of the following:

        Files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues or dissolves its business or if a receiver is appointed for Licensee or for Licensee's business and such receiver is not discharged within sixty (60) days;

        Fails to commence the sale of Product within twelve (12) months from the effective date of this Agreement; or

        Upon the commencement of sale of Product, fails to sell a single unit of Product during any two (2) consecutive Royalty Periods.

      Right to Terminate Upon Notice. Either party may terminate this Agreement on ninety (90) days' written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the 90-day period, the breaching party fails to cure such breach.

      Licensee Right to Terminate. Licensee shall have the right to terminate this Agreement at any time upon six (6) months' written notice to Licensor for any reason.

    POST TERMINATION RIGHTS

      Upon the expiration or termination of this Agreement, all rights granted to Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall discontinue all use of Licensed Technology and the like.

      Upon the expiration or termination of this Agreement, Licensor may require that Licensee transmit to Licensor, at no cost, all material relating to Licensed Technology, provided, however, that Licensee shall be permitted to retain a full copy of all material subject to the confidentiality provisions of this Agreement.

    INDEMNITY

      Licensee agrees to defend, indemnify, and hold Licensor, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensor based on the manufacture or sale of the Product including, but not limited to, actions founded on product liability.

      Licensor agrees to defend, indemnify, and hold Licensee, and its officers, directors, agents, and employees, harmless against all costs, expenses and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensee based on a breach by Licensor of any representation or warranty made in this Agreement.

    INSURANCE

    Licensee shall, throughout the term of the Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in California and having a Moody's Rating of B+ or better standard Product Liability Insurance (as defined in Schedule A) naming Licensor, and its officers, directors, employees, agents, and shareholders, as an additional insured. Such policy shall provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Product or any material used in connection therewith or any use thereof. The amount of coverage shall be as specified in Schedule A attached hereto. The policy shall provide for thirty (30) days' notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof. Licensee agrees to furnish Licensor a certificate of insurance evidencing same within sixty (60) days after execution of this Agreement, if practical, and, in no event, shall Licensee manufacture, distribute, or sell Product prior to receipt by Licensor of such evidence of insurance.

    NOTICES

      Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by an international overnight express service.

      Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

    JURISDICTION AND DISPUTES

      This Agreement shall be governed by the laws of California.

      All disputes hereunder shall be resolved in the applicable state or federal courts of California. The parties consent to the jurisdiction of such courts and waive any jurisdictional or venue defenses otherwise available.

    AGREEMENT BINDING ON SUCCESSORS

    This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

    WAIVER

    No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

    SEVERABILITY

    If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

    ASSIGNABILITY

    The license granted hereunder is personal to Licensee and may not be assigned by any act of Licensee or by operation of law unless in connection with a transfer of substantially all the assets of Licensee or with the consent of Licensor.

    INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

Jeecom, Inc. ("Licensor")	Digital Video Systems, Inc., doing business in California as DV Systems, Inc. ("Licensee")
By: /s/ Hiroshi Okamoto	By: /s/ Douglas T. Watson
Title: COO	Title: CEO
Date: 12/10/02	Date: 12/5/02

SCHEDULE A

TO
LICENSE AND
JOINT DEVELOPMENT AGREEMENT
between
Jeecom, Inc. ("Licensor") and
Digital Video Systems, Inc.
doing business in California as
DV Systems, Inc., ("Licensee")
dated December 10, 2002

1. Licensed Technology

Computer software which includes software that Licensor will develop specifically for the Personal Interactive Kiosk ("PIK"), whether now known or hereinafter developed, and software which Licensor has previously developed and is in its possession, which includes the use of workflows to create agents on the server and SMS and email capabilities for interactivity between the server and the mobile device. The existing software is described in the patent application filed by Licensor - Patent Title "A process integration platform and method". Original File Date of August 2, 2001 in the Irish Patent Office, Application No. 2001/0737; Revised and Filed: August 2, 2002 in the Irish Patent Office with priority claimed from the original filing, Application No. IE02/00116.

2. Licensed Territory

The Licensed Territory shall be worldwide.

3. Licensed Term

The term of this license shall be the number of years remaining on the copyright of the computer software which Licensor developed for Product, from the effective date thereof, and thereafter, shall be renewable based upon the life of the patent, once patented, of the jointly developed technology contemplated by the parties in this Agreement.

4. Development Fee

Licensee shall pay to Licensor a development fee of $250,000.00, to be paid as follows:

a. Licensee shall make an initial payment of $125,000.00 due and payable upon execution of this Agreement by both parties.

b. Licensee shall make a monthly payment of $10,000.00 commencing December 31, 2002, and continuing on January 31, 2003, February 28, 2003, March 31, 2003, and ending April 30, 2003.

c. Licensee shall pay the balance owing of $75,000.00 at the end of April 2003.

5. Royalty

Licensee shall pay Licensor royalties, once the Product is developed and available for sale at $10 per unit of the Product sold. However, once Licensee sells certain threshold volumes of the Product, the royalty per unit will be reduced as follows:

$6 per unit for every unit including and above 100,001 units up to 500,000 units

$4 per unit for every unit including and above 500,001 units up to 1,000,000 units

$2 per unit for every unit including and above 1,000,001 units.

6. Product Liability Insurance

One Million Dollars ($1,000,000.00) combined single limit, with a deductible amount not to exceed Ten Thousand Dollars ($10,000.00), for each single occurrence for bodily injury and for property damage.